Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Ubiquiti Networks, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-193793, 333-185958 and 333-177310) on Form S-8 of Ubiquiti Networks, Inc. (“the Company”) of our report dated August 24, 2018, with respect to the consolidated balance sheets of the Company as of June 30, 2018 and 2017, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of June 30, 2018, which report appears in the June 30, 2018 annual report on Form 10‑K of Ubiquiti Networks, Inc.
/s/ KPMG LLP
New York, New York
August 24, 2018